Exhibit 99.1

July 17, 2009

Legacy Marketing Group

2090 Marina Avenue

Petaluma, CA 94954

Attention: R. Preston Pitts, President

Re: Termination of Marketing Agreement – Amendment

Dear Mr. Pitts:

This letter will confirm our mutual agreement to terminate the Marketing Agreement between Conseco Marketing, LLC and Legacy Marketing Group, entered into as of October 10, 2005, on the following terms:

1.

Conseco will continue to accept applications for new RewardMark annuity sales if they are received by Legacy or its TPA prior to the end of business on November 1, 2009. Applications received after that date, regardless of the date of the application, will not be accepted.

2.

Conseco will accept any transfer premium, including 1035 premium, for applications that were received before or on November 1, 2009, but not yet issued, if the transfer premium is received by December 31, 2009. No new annuity contracts will be issued after December 31st. Please note that this does not limit an owner from making additional premium payments beyond December 31st, subject to the terms of the annuity contract.

3.

Except as provided above, the Marketing Agreement will terminate effective October 10, 2009.

Please acknowledge your acceptance of these terms by signing below.

Sincerely,

/s/ Steven M. Stecher

Steven M. Stecher

Agreed to and Accepted:

Legacy Marketing Group

By: /s/ R. Preston Pitts

R. Preston Pitts, President

Date:  September 8, 2009